EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CatchMark Declines to Make Firm Offer to Acquire Phaunos Timber Fund Limited
ATLANTA - September 21, 2018 - CatchMark Timber Trust, Inc. (NYSE: CTT) announced today the company has determined not to make an offer to acquire Phaunos Timber Fund Limited (LSE: PTF), a Channel Islands domiciled, closed-end real estate fund.
Earlier this month, CatchMark announced a potential offer for Phaunos, which valued Phaunos at $0.57 per share to be paid in new shares of CatchMark Class A common stock.
About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded timberland REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests, and well-timed real estate sales. Headquartered in Atlanta and focused exclusively on timberland ownership and management, CatchMark began operations in 2007 and owns interests in approximately 1.6 million acres* of timberlands located in Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com.
* As of July 6, 2018

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Contacts

Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
Uinfo@catchmark.com	marybeth@millerryanllc.com

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1. CatchMark (and any person(s) acting in concert with it) reserve(s) the right to make, or participate in, an offer or possible offer for Phaunos within six months following the date of this announcement: (i) with the agreement of the Board of Phaunos following the firm offer made by Stafford Capital Partners Limited having been withdrawn or having lapsed; (ii) if a third party announces a firm intention to make an offer for Phaunos; (iii) following the announcement by Phaunos of a "whitewash" proposal (as defined in the UK Takeover Code) or a reverse takeover; or (iv) if the UK Panel on Takeovers and Mergers determines that there has been a material change of circumstances.

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